Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of EZGO Technologies Ltd. on Form F-1 Amendment No.1 (FILE NO. 333-249687) of our report dated April 16, 2020, except for Note 12(a) as to which the date is September 23, 2020, with respect to our audits of the consolidated financial statements of EZGO Technologies Ltd. as of September 30, 2019 and 2018 and for each of the two years in the period ended September 30, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

December 14, 2020

www.marcumbp.com